Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 24, 2022, setting forth by month the number of individual smoking and health cases against Philip Morris USA Inc. that are scheduled for but not in trial through December 31, 2022.

2022

Engle progeny

October	0

November	1

December	1

As of October 24, 2022, there is one Engle progeny case in trial.

Other Individual Smoking & Health

October	0

November	1

December	0

As of October 24, 2022, there are no non-Engle progeny cases in trial.